                                                                    EXHIBIT 11.1



                      FIRST VIRTUAL HOLDINGS INCORPORATED
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)


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
                                             THREE MONTHS ENDED                NINE MONTHS ENDED
                                         SEPTEMBER 30,  SEPTEMBER 30,     SEPTEMBER 30, SEPTEMBER 30,
                                             1997           1996              1997          1996
                                          -----------    -----------       -----------   -----------
Net loss                                  (4,537,207)   (3,474,480)      (11,972,936)    (5,980,314)

Common Stock                               8,876,032     4,431,931         8,827,919      4,349,337
Conversion of Redeemable Preferred
  Stock into Common Stock                        ---     2,138,141               ---      1,816,412
Shares related to SAB No. 83                     ---     2,089,370               ---      2,169,450
                                          -----------    -----------       -----------   -----------
Shares used in computing net
   loss per share                          8,876,032     8,659,442         8,827,919      8,335,199
                                          ===========    ===========       ===========   ===========
Net loss per share                            $(0.51)       $(0.40)           $(1.36)        $(0.72)
                                          ===========    ===========       ===========   ===========
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